Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2025 Third-Quarter Financial Results

•	Total net revenue of $261.4 million (total net revenue excluding Contigo Health* of $255.3 million)

•	GAAP net income from continuing operations of $27.6 million, or $0.32 per fully diluted share

•	Adjusted earnings per share excluding Contigo Health* of $0.46

•	Net cash provided by operating activities from continuing operations of $307.8 million and free cash flow* of $130.3 million for the first nine months of fiscal-year 2025

•	Increasing adjusted EBITDA and adjusted EPS guidance; reaffirming guidance midpoint for total net revenue excluding Contigo Health [1][2]

CHARLOTTE, N.C., May 6, 2025 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal-year 2025 third quarter ended March 31, 2025.

Fiscal-year 2025 third quarter total net revenue of $261.4 million decreased 9% from the prior-year period, but increased 9% from the fiscal-year 2025 second quarter. Net income from continuing operations was $27.6 million, or $0.32 per share, compared to a net loss from continuing operations of $48.9 million, or a loss of $0.36 per share, in the prior-year period. Adjusted EBITDA* of $71.7 million decreased 25% from the prior-year period, but increased 43% from the fiscal-year 2025 second quarter. Adjusted EPS* of $0.44 decreased 10% from the prior-year period, but increased 76% from the fiscal-year 2025 second quarter.

“Our overall revenue and profitability grew sequentially and exceeded our expectations for the third quarter largely due to better-than-anticipated results in our Supply Chain Services segment,” said Michael J. Alkire, Premier’s President and CEO. “As a result, we are increasing our adjusted EBITDA and adjusted EPS guidance and reaffirming the midpoint of our consolidated revenue guidance range. In addition, adjusted EPS also benefited from share repurchases under our $1 billion share repurchase authorization, including the initiation of a $200 million accelerated share repurchase program announced in February as we continue to return capital to stockholders.”

On October 1, 2024, the company announced that it had divested the S2S Global direct sourcing business. As such, and unless stated otherwise, all results presented in the following release reflect those of continuing operations. In addition, as the company’s efforts to transfer to partners or wind down certain components of the Contigo Health business remain ongoing, results presented in this release continue to include contributions from that business. However, because of the expected transition and/or wind-down, the company is providing certain financial measures that exclude contributions from this business, and tables are included at the end of this release that reconcile the impact of the Contigo Health business on certain financial measures in the periods presented.

Consolidated Financial Highlights of Continuing Operations

	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net revenue:
Supply Chain Services:
Net administrative fees	$142,234	$157,666	(10%)	$406,276	$458,022	(11%)
Software licenses, other services, and support	18,671	17,796	5%	54,763	46,938	17%

Total Supply Chain Services	160,905	175,462	(8%)	461,039	504,960	(9%)
Performance Services	100,477	111,404	(10%)	288,751	330,803	(13%)
Performance Services excluding Contigo Health	94,359	100,927	(7%)	266,942	299,542	(11%)

Net revenue	$261,382	$286,866	(9%)	$749,790	$835,763	(10%)
Net revenue excluding Contigo Health*	$255,264	$276,389	(8%)	$727,981	$804,502	(10%)

Net income (loss) from continuing operations	$27,613	$(48,859)	NM	$54,716	$43,358	26%
Net income (loss) from continuing operations attributable to stockholders	$27,839	$(39,892)	NM	$43,598	$56,112	(22%)
Diluted earnings (loss) per share from continuing operations attributable to stockholders	$0.32	$(0.36)	NM	$0.46	$0.48	(4%)

NM = not meaningful

Consolidated Non-GAAP Financial Highlights of Continuing Operations

	Three Months Ended March 31,			Nine Months Ended March 31,
(in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
NON-GAAP FINANCIAL MEASURES*:
Adjusted EBITDA:
Supply Chain Services	$85,665	$102,133	(16%)	$236,916	$300,052	(21%)
Performance Services	19,450	26,890	(28%)	43,522	81,025	(46%)

Total segment adjusted EBITDA	105,115	129,023	(19%)	280,438	381,077	(26%)
Corporate	(33,369)	(33,778)	1%	(96,174)	(96,105)	—%

Adjusted EBITDA	$71,746	$95,245	(25%)	$184,264	$284,972	(35%)
Adjusted EBITDA excluding Contigo Health	$72,606	$96,351	(25%)	$189,327	$290,146	(35%)
Adjusted net income	$38,969	$54,926	(29%)	$98,009	$168,614	(42%)

Adjusted EPS	$0.44	$0.49	(10%)	$1.04	$1.44	(28%)
Adjusted EPS excluding Contigo Health	$0.46	$0.51	(10%)	$1.09	$1.50	(27%)

*

These are non-GAAP financial measures. Refer to “Premier’s Use and Definitions of Non-GAAP Measures” below and the supplemental financial information at the end of this release for information on the company’s use of non-GAAP measures and a reconciliation of reported GAAP results to non-GAAP results.

Fiscal-Year 2025 Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Cautionary Note Regarding Forward-Looking Statements” below.

Based on actual results for the first nine months of fiscal-year 2025 and the current outlook for the remainder of the fiscal year, the company is updating its guidance to the following:

Guidance Metric	Fiscal-Year 2025 Guidance Range [1] [2] (as of May 6, 2025)	Previous Fiscal-Year 2025 Guidance Range [1] [2] (as of February 4, 2025)	Comments
Segment Net Revenue:
Supply Chain Services	$600 million to $620 million	$590 million to $630 million	Expected to be above midpoint
Performance Services Excluding Contigo Health	$355 million to $375 million	$350 million to $380 million	Expected to be below midpoint
Total Net Revenue Excluding Contigo Health	$955 million to $995 million	$940 million to $1.01 billion	No change to midpoint
Adjusted EBITDA	$247 million to $255 million	$237 million to $253 million	Increased midpoint $6 million
Adjusted Net Income	$125 million to $133 million	$119 million to $129 million	Increased midpoint $5 million
Adjusted EPS	$1.37 to $1.43	$1.26 to $1.34	Increased midpoint $0.10
Diluted Weighted Average Shares	91 million to 93 million	94 million to 96 million	Reduced by 3 million shares

Fiscal-year 2025 guidance is based on the realization of the following key assumptions:

•  Net administrative fees revenue of $535 million to $545 million (previously: $525 million to $545 million), which includes $60 million to $70 million in revenue related to non-healthcare member purchasing (previously: $60 million to $75 million)

•  Supply Chain Services segment software licenses, other services and support revenue of $65 million to $75 million (previously: $65 million to $85 million)

•  Capital expenditures of $80 million to $90 million (previously: $90 million to $100 million)

•  Effective income tax rate in the range of 24% to 26%

•  Cash income tax rate of less than 5%

•  Free cash flow[1][2] of 50% to 60% of adjusted EBITDA[1][2] (previously: 45% to 55% of adjusted EBITDA)

[1]

Adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow presented in this financial guidance are forward-looking non-GAAP measures. Refer to “Premier’s Use and Definitions of Non-GAAP Measures” below for information on the company’s use of non-GAAP measures. The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Total Net Revenue Excluding Contigo Health is also a forward-looking non-GAAP measure. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

[2]

As a result of the company’s expectation that the remaining operations of Contigo Health will be substantially, if not entirely, transitioned to partners or wound down by December 31, 2025, guidance is being presented excluding financial contributions from this business.

Results of Operations for the Three Months Ended March 31, 2025

(As compared with the three months ended March 31, 2024)

GAAP net revenue of $261.4 million decreased 9% from $286.9 million in the prior-year period. Refer to the “Supply Chain Services” and “Performance Services” sections below for discussion on the factors that impacted the net revenue of each segment during the quarter.

GAAP net income from continuing operations of $27.6 million increased $76.5 million from net loss from continuing operations of $48.9 million in the prior-year period primarily due to goodwill, intangibles and other long-lived asset impairment charges related to the company’s Contigo Health business in the prior-year period, partially offset by lower net revenue in the current-year period.

GAAP diluted EPS from continuing operations of $0.32 increased $0.68 from a loss of $0.36 in the prior-year period due to the aforementioned drivers affecting GAAP net income from continuing operations, as well as a decrease in the diluted weighted average shares outstanding as a result of share repurchases under the company’s $1 billion share repurchase authorization announced in February 2024 (“Share Repurchase Authorization”), further discussed below under “Return of Capital to Stockholders”.

Adjusted EBITDA of $71.7 million decreased 25% from $95.2 million in the prior-year period primarily due to a decrease in net administrative fees revenue as well as lower revenue in the Performance Services segment.

Adjusted net income of $39.0 million decreased 29% from $54.9 million in the prior-year period primarily as a result of the same factors that impacted adjusted EBITDA and an increase in interest expense due to higher borrowings on the company’s revolving credit facility, partially offset by a decrease in the effective income tax rate in the current-year period. Adjusted EPS of $0.44 decreased 10% from $0.49 in the prior-year period.

Segment Results

(For the fiscal third quarter of 2025 as compared with the fiscal third quarter of 2024)

Supply Chain Services

Supply Chain Services segment net revenue of $160.9 million decreased 8% from $175.5 million in the prior-year period due to lower net administrative fees revenue.

Net administrative fees revenue of $142.2 million decreased 10% from $157.7 million in the prior-year period, primarily driven by the expected increase in the aggregate blended member fee share, partially offset by continued growth in member purchasing as a result of increased penetration of contract spend with existing members and from the recruitment and onboarding of new members.

Software licenses, other services and support revenue of $18.7 million increased 5% from $17.8 million in the prior-year period mainly driven by continued growth from new engagements in the supply chain co-management business and further expansion of the company’s digital supply chain solutions to providers and suppliers.

Segment adjusted EBITDA of $85.7 million decreased 16% from $102.1 million in the prior-year period largely due to the decrease in net administrative fees revenue and additional investments in the supply chain co-management business to support ongoing growth.

Performance Services

Performance Services segment net revenue of $100.5 million decreased 10% from $111.4 million in the prior-year period primarily due to lower revenue in the consulting business, partially offset by better performance in the applied sciences business.

Segment adjusted EBITDA of $19.5 million decreased 28% from $26.9 million in the prior-year period mainly due to the decrease in revenue.

Liquidity and Cash Flows

As of March 31, 2025, cash and cash equivalents were $71.3 million compared with $125.1 million as of June 30, 2024, and the company’s five-year, $1.0 billion revolving credit facility (“Credit Facility”) had an outstanding balance of $255.0 million, of which the company repaid $70.0 million in April. The increase in borrowings during the quarter was largely due to share repurchases under the Share Repurchase Authorization.

Net cash provided by operating activities from continuing operations (“operating cash flow”) for the nine months ended March 31, 2025 of $307.8 million increased from $160.9 million in the prior-year period mainly due to a decrease in cash taxes paid related to the sale of non-healthcare GPO operations and higher contract receivables in the prior-year period, cash received from the derivative lawsuit settlement of $57.0 million in the current-year period and a $17.6 million cash distribution received from a minority investment. These items were partially offset by higher performance-related compensation payments.

Net cash used in investing activities for the nine months ended March 31, 2025 of $40.5 million decreased from the prior-year period due to cash received from the sale of certain assets and liabilities associated with Contigo Health’s wrap network and a decrease in purchases of property and equipment. Net cash used in financing activities for the nine months ended March 31, 2025 increased from the prior-year period due to the timing of net cash proceeds from the sale of the company’s non-healthcare GPO operations received in the prior-year period. The change was offset by the current-year net borrowings and the prior year repayment under the company’s Credit Facility, as well as a decrease in cash dividends paid in the current-year period as a result of share repurchases.

Non-GAAP free cash flow for the nine months ended March 31, 2025 was $130.3 million compared with $143.1 million in the prior-year period. In addition to some of the factors that affected operating cash flow, the decrease was due to the timing of cash payments to OMNIA related to our non-healthcare channel partnership agreement, partially offset by lower purchases of property and equipment. Refer to “Premier’s Use and Definitions of Non-GAAP Measures” below and the supplemental financial information at the end of this release for information on the company’s use of this and other non-GAAP financial measures and a reconciliation of reported GAAP results to non-GAAP results.

Return of Capital to Stockholders

In February 2024, the company announced that its Board of Directors (“Board”) approved the Share Repurchase Authorization and that it entered into an accelerated share repurchase program (the “2024 ASR”). Under the 2024 ASR, in February 2024, the company received initial deliveries of an aggregate of 15.0 million shares of Common Stock. On July 11, 2024, as final settlement, the company received an additional 4.8 million shares of Common Stock, resulting in a total of approximately 19.9 million shares repurchased under the 2024 ASR for a total of $400.0 million.

In August 2024, the company announced execution of $200.0 million of repurchases under the Share Repurchase Authorization. The company completed this program on January 6, 2025, repurchasing an aggregate of approximately 9.5 million shares of Common Stock for $200.0 million in market transactions in addition to the 2024 ASR repurchases.

On February 18, 2025, the company announced a new accelerated share repurchase program (the “2025 ASR”) to repurchase an aggregate of $200.0 million of shares of Common Stock under the Share Repurchase Authorization. Under the 2025 ASR, in February 2025, the company received initial deliveries of an aggregate of approximately 9.0 million shares of Common Stock. The final settlement of the 2025 ASR is expected to be completed no later than the end of the first quarter of the company’s 2026 fiscal year.

During the first nine months of fiscal-year 2025, the company paid aggregate dividends of $59.7 million to holders of its Common Stock. On April 24, 2025, the Board declared a quarterly cash dividend of $0.21 per share, payable no later than June 15, 2025 to stockholders of record on June 1, 2025.

Conference Call and Webcast

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and, along with the accompanying presentation, will be available at the following link to the company’s Events and Presentations page at https://investors.premierinc.com/overview/default.aspx: Premier Events. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website under Events and Presentations at https://investors.premierinc.com/overview/default.aspx.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(833) 953-2438
International participant dial-in number:	(412) 317-5767

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading technology-driven healthcare improvement company, providing solutions to two-thirds of all healthcare providers in the U.S. Playing a critical role in the rapidly evolving healthcare industry, Premier unites providers, suppliers, payers and policymakers to make healthcare better with national scale, smarter with actionable intelligence and faster with novel technologies. Headquartered in Charlotte, N.C., Premier offers integrated data and analytics, collaboratives, supply chain solutions, consulting and other services in service of our mission to improve the health of communities. Please visit Premier’s news and investor sites on www.premierinc.com, as well as X, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definitions of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow. These are non-GAAP financial measures that are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies. We include these non-GAAP financial measures to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, we believe allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone.

Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s earnings elements attributable to the company’s asset base (primarily depreciation and amortization), certain items outside the control of management, e.g., taxes, other non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation), non-recurring items (such as strategic initiative and restructuring-related expenses) and income and expense that have been classified as discontinued operations from operating results.

Management believes adjusted net income and adjusted earnings per share assist the company’s board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic initiative and restructuring-related expenses) and eliminate the variability of non-controlling interest and equity in net income of unconsolidated affiliates.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement”) in connection with our August 2020 restructuring, capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth and cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. Free cash flow is important because it enables the company to seek enhancement of stockholder value through acquisitions, partnerships, joint ventures, investments in related or complementary businesses and/or debt reduction.

Also, adjusted EBITDA and free cash flow are supplemental financial measures used by the company and by external users of our financial statements and are considered to be indicators of the operational strength and performance of our business. Adjusted EBITDA and free cash flow measures allow us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. More specifically, segment adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.

Non-recurring items are income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include acquisition- and disposition-related expenses, strategic initiative- and restructuring-related expenses, loss on disposal of long-lived assets, income and expense that has been classified as discontinued operations and other reconciling items.

Non-cash items include stock-based compensation expense and asset impairments.

Non-operating items include gains or losses on the disposal of assets, interest and investment income or expense, equity in net income of unconsolidated affiliates and operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty payments retained.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Segment adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations and operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty payments retained.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the effect of non-recurring or non-cash items, including certain strategic initiative- and restructuring-related expenses, (iv) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items, (v) excluding the equity in net income of unconsolidated affiliates and (vi) excluding operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty fees retained, imputed interest expense and associated income tax expense.

Adjusted earnings per share is adjusted net income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less (i) early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring, (ii) purchases of property and equipment and (iii) cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

The Company has revised the definitions for adjusted EBITDA, segment adjusted EBITDA, adjusted net income and free cash flow from the definitions reported in the 2024 Annual Report. Adjusted EBITDA and segment adjusted EBITDA definitions were revised to exclude operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty fees retained. The adjusted net income definition was revised to exclude operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty fees retained, imputed interest expense and associated income tax expense. Free cash flow was revised to exclude the cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. For comparability purposes, prior year non-GAAP financial measures are presented based on the current definitions in the above section.

In addition to the foregoing, this release and the reconciliations of our non-GAAP financial measures included at the end of this release include the presentation of additional fiscal-year 2025 non-GAAP financial measures including net revenue excluding Contigo Health, adjusted EBITDA excluding Contigo Health and adjusted earnings per share excluding Contigo Health. As the company continues to own and operate Contigo Health’s remaining businesses, GAAP financial results presented in this release include contributions from these remaining businesses. The company expects that these remaining businesses will be substantially, if not entirely, transitioned to partners or wound down by December 31, 2025. Given the time span that has been required to effectuate the disposition and wind-down of Contigo Health, the company currently does not expect that it will qualify to treat this business as a discontinued operation in fiscal-year 2025. However, because of the expected transition and/or wind-down, guidance presented in this release excludes financial contributions from these remaining businesses. Accordingly, we believe that providing supplemental non-GAAP financial measures that align with our fiscal-year 2025 guidance allow for a better understanding of that guidance.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-Q for the quarter ended March 31, 2025, expected to be filed with the SEC shortly after this release, and which will also be made available on Premier’s website at investors.premierinc.com.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA, non-GAAP adjusted net income and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders (and accordingly does not meaningfully reconcile free cash flow guidance, which is based on adjusted EBITDA) because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and each of these metrics without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include, but are not limited to, strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as non-recurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

As noted above, as a result of the company’s expectation that the remaining businesses of Contigo Health will be substantially, if not entirely, transitioned to partners or wound down by December 31, 2025, the forward-looking guidance presented in this release (including Total Net Revenue Excluding Contigo Health, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow), excludes the financial contributions from these remaining businesses, in addition to any applicable adjustments for non-GAAP financial measures described above under “Premier’s Use and Definitions of Non-GAAP Measures.” With respect to these adjustments for Contigo Health, the company does not meaningfully reconcile guidance to GAAP measures because Contigo Health is expected to be transitioned to partners or wound down.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, including, but not limited to, those related to our ability to advance our business strategies and improve healthcare, our ability to transition to partners or wind down the remaining operations of Contigo Health and the potential costs and expenses associated therewith, our ability to fund and conduct share repurchases pursuant to the outstanding share repurchase authorization and the potential benefits thereof (including the 2025 ASR, which could be affected by volatility or disruptions in capital markets or other factors), the payment of dividends at current levels or at all, guidance on expected future financial performance and assumptions underlying that guidance, and our expected effective income tax rate, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements, the achievement of which cannot be guaranteed. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations regarding future events and trends affecting its business and are necessarily subject to risks and uncertainties, many of which are outside Premier’s control. More information on risks and uncertainties that could affect Premier’s business, achievements, performance, financial condition and financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including the information in those sections of Premier’s Form 10-K for the year ended June 30, 2024, and subsequent Quarterly Reports on Form 10-Q, including the Form 10-Q for the quarter ended March 31, 2025 expected to be filed with the SEC shortly after the date of this release. Premier’s periodic and current filings with the SEC are made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events that occur after that date, or otherwise.

Investor contact:	Media contact:

Ben Krasinski	Amanda Forster
Senior Director, Investor Relations	Vice President, Integrated Communications
704.816.5644	202.879.8004
ben_krasinski@premierinc.com	amanda_forster@premierinc.com

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net revenue:
Net administrative fees	$142,234	$157,666	$406,276	$458,022
Software licenses, other services, and support	119,148	129,200	343,514	377,741

Net revenue	261,382	286,866	749,790	835,763
Cost of revenue:
Services and software licenses	68,213	70,336	204,995	200,458

Cost of revenue	68,213	70,336	204,995	200,458

Gross profit	193,169	216,530	544,795	635,305

Operating expenses:
Selling, general, and administrative	149,260	281,159	537,908	551,956
Research and development	633	661	1,945	2,452
Amortization of purchased intangible assets	9,516	12,280	28,690	37,232

Operating expenses	159,409	294,100	568,543	591,640

Operating income (loss)	33,760	(77,570)	(23,748)	43,665

Equity in net income (loss) of unconsolidated affiliates	514	753	11,849	(1,639)
Interest expense, net	(5,375)	(2,448)	(10,918)	(589)
Other income, net	12,202	14,913	95,765	18,500

Other income, net	7,341	13,218	96,696	16,272

Income (loss) before income taxes	41,101	(64,352)	72,948	59,937
Income tax expense (benefit)	13,488	(15,493)	18,232	16,579

Net income (loss) from continuing operations	27,613	(48,859)	54,716	43,358
Net (loss) income from discontinued operations, net of tax	(771)	(303)	(41,764)	2,756

Net income (loss)	26,842	(49,162)	12,952	46,114
Net loss (income) from continuing operations attributable to non-controlling interest	226	8,967	(11,118)	12,754

Net income (loss) attributable to stockholders	$27,068	$(40,195)	$1,834	$58,868

Calculation of GAAP Earnings per Share
Numerator for basic and diluted earnings (loss) per share:
Net income (loss) from continuing operations attributable to stockholders	$27,839	$(39,892)	$43,598	$56,112
Net (loss) income from discontinued operations attributable to stockholders	(771)	(303)	(41,764)	2,756

Net income (loss) attributable to stockholders	$27,068	$(40,195)	$1,834	$58,868

Denominator for earnings (loss) per share:
Basic weighted average shares outstanding	87,206	111,156	94,168	116,754
Effect of dilutive securities:
Restricted stock units	501	—	514	484
Performance share awards	—	—	—	85

Diluted weighted average shares	87,707	111,156	94,682	117,323

Earnings (loss) per share attributable to stockholders:
Basic earnings (loss) per share from continuing operations	$0.32	$(0.36)	$0.46	$0.48
Basic (loss) earnings per share from discontinued operations	(0.01)	—	(0.44)	0.02

Basic earnings (loss) per share attributable to stockholders	$0.31	$(0.36)	$0.02	$0.50

Diluted earnings (loss) per share from continuing operations	$0.32	$(0.36)	$0.46	$0.48
Diluted (loss) earnings per share from discontinued operations	(0.01)	—	(0.44)	0.02

Diluted earnings (loss) per share attributable to stockholders	$0.31	$(0.36)	$0.02	$0.50

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	March 31, 2025	June 30, 2024
Assets
Cash and cash equivalents	$71,327	$125,146
Accounts receivable (net of $6,606 and $1,455 allowance for credit losses, respectively)	91,661	100,965
Contract assets (net of $1,073 and $1,248 allowance for credit losses, respectively)	329,975	335,831
Prepaid expenses and other current assets	83,462	73,653
Current assets of discontinued operations	—	119,662

Total current assets	576,425	755,257
Property and equipment (net of $800,713 and $742,063 accumulated depreciation, respectively)	202,536	205,711
Intangible assets (net of $323,023 and $294,333 accumulated amortization, respectively)	240,569	269,259
Goodwill	869,034	995,852
Deferred income tax assets	770,067	773,002
Deferred compensation plan assets	40,119	54,422
Investments in unconsolidated affiliates	270,754	228,562
Operating lease right-of-use assets	6,737	20,635
Other assets	95,551	98,749

Total assets	$3,071,792	$3,401,449

Liabilities and stockholders’ equity
Accounts payable	$19,650	$22,610
Accrued expenses	65,974	58,482
Revenue share obligations	330,594	292,792
Accrued compensation and benefits	79,278	100,395
Deferred revenue	23,029	19,642
Line of credit and current portion of long-term debt	255,000	1,008
Current portion of notes payable to former limited partners	25,555	101,523
Current portion of liability related to the sale of future revenues	47,512	51,798
Other current liabilities	33,729	52,589
Current liabilities of discontinued operations	386	45,724

Total current liabilities	880,707	746,563
Liability related to the sale of future revenues, less current portion	605,441	599,423
Deferred compensation plan obligations	40,119	54,422
Operating lease liabilities, less current portion	2,761	11,170
Other liabilities	19,779	27,640

Total liabilities	1,548,807	1,439,218

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 91,317,964 shares issued and 82,314,024 shares outstanding at March 31, 2025 and 111,456,454 shares issued and 105,027,079 shares outstanding at June 30, 2024	913	1,115
Treasury stock, at cost; 9,003,940 and 6,429,375 shares at March 31, 2025 and June 30, 2024, respectively	(161,561)	(250,129)
Additional paid-in capital	2,169,423	2,105,684
(Accumulated deficit) retained earnings	(485,714)	105,590
Accumulated other comprehensive loss	(76)	(29)

Total stockholders’ equity	1,522,985	1,962,231

Total liabilities and stockholders’ equity	$3,071,792	$3,401,449

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2025	2024
Operating activities
Net income	$12,952	$46,114
Adjustments to reconcile net income to net cash provided by operating activities:
Net loss (income) from discontinued operations, net of tax	41,764	(2,756)
Depreciation and amortization	88,080	98,324
Equity in net (income) loss of unconsolidated affiliates	(11,849)	1,639
Deferred income taxes	19,014	(152,112)
Stock-based compensation	15,590	23,215
Impairment of assets	133,671	140,053
Other, net	(23,342)	(7,653)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	9,176	(8,876)
Contract assets	1,875	(37,693)
Prepaid expenses and other assets	15,715	3,287
Accounts payable	(2,960)	(11,072)
Revenue share obligations	37,802	29,474
Accrued expenses, deferred revenue, and other liabilities	(29,708)	38,920

Net cash provided by operating activities from continuing operations	307,780	160,864
Net cash (used in) provided by operating activities from discontinued operations	(14,336)	29,406

Net cash provided by operating activities	$293,444	$190,270

Investing activities
Purchases of property and equipment	$(60,897)	$(67,626)
Proceeds from sale of assets	20,402	—
Sale of investment in unconsolidated affiliates	—	12,753
Other	—	(30)

Net cash used in investing activities	$(40,495)	$(54,903)

Financing activities
Payments on notes payable	$(76,976)	$(75,846)
Proceeds from credit facility	340,000	—
Payments on credit facility	(85,000)	(215,000)
Proceeds from sale of future revenues	42,325	629,820
Payments on liability related to the sale of future revenues	(40,593)	(24,163)
Cash dividends paid	(59,687)	(73,074)
Repurchase of Class A common stock	(400,192)	(400,000)
Payments on earn-out liabilities	(22,700)	(1,375)
Other, net	(3,898)	(3,673)

Net cash used in financing activities	$(306,721)	$(163,311)

Effect of exchange rate changes on cash flows	(47)	7
Net decrease in cash and cash equivalents	(53,819)	(27,937)
Cash and cash equivalents at beginning of period	125,146	89,793

Cash and cash equivalents at end of period	$71,327	$61,856

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Free Cash Flow

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2025	2024
Net cash provided by operating activities from continuing operations	$307,780	$160,864
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(75,969)	(74,574)
Purchases of property and equipment	(60,897)	(67,626)
Cash payments to OMNIA for the sale of future revenues (b)	(40,593)	(24,163)
Cash tax payments on proceeds received from the sale of future revenues	—	148,606

Free cash flow	$130,321	$143,107

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in the Consolidated Statements of Cash Flows under “Payments made on notes payable.” During the nine months ended March 31, 2025, the company paid $77.0 million to members, including imputed interest of $1.0 million which is included in net cash provided by operating activities from continuing operations. During the nine months ended March 31, 2024, the company paid $77.0 million to members, including imputed interest of $2.4 million which is included in net cash provided by operating activities from continuing operations.

(b)

Cash payments to OMNIA for the sale of future revenues in connection with our sale of non-healthcare contracts to OMNIA are presented in the Consolidated Statements of Cash Flows under “Payments on liability related to the sale of future revenues.” During the nine months ended March 31, 2025, the company paid $53.4 million to OMNIA, including imputed interest of $12.8 million which is included in net cash provided by operating activities from continuing operations. During the nine months ended March 31, 2024, the company paid $34.5 million to OMNIA, including imputed interest of $10.3 million which is included in net cash provided by operating activities from continuing operations.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net income (loss) from continuing operations	$27,613	$(48,859)	$54,716	$43,358
Interest expense, net	5,375	2,448	10,918	589
Income tax expense (benefit)	13,488	(15,493)	18,232	16,579
Depreciation and amortization	19,737	20,497	59,390	61,092
Amortization of purchased intangible assets	9,516	12,280	28,690	37,232

EBITDA	75,729	(29,127)	171,946	158,850
Stock-based compensation	6,200	8,283	16,031	23,671
Acquisition-and disposition-related expenses	3,509	1,092	4,423	8,495
Strategic initiative and restructuring-related expenses	4,100	(61)	6,093	2,969
Operating income from revenues sold to OMNIA	(14,348)	(13,196)	(45,629)	(39,659)
Equity in net (income) loss of unconsolidated affiliates	(514)	(753)	(11,849)	1,639
Other non-operating gains	(13,897)	(11,046)	(76,571)	(11,046)
Impairment of assets	6,853	140,053	133,671	140,053
Other reconciling items, net	4,114	—	(13,851)	—

Adjusted EBITDA	$71,746	$95,245	$184,264	$284,972

Add: Loss from Contigo Health (a)	860	1,106	5,063	5,174

Adjusted EBITDA excluding Contigo Health	$72,606	$96,351	$189,327	$290,146

(a)	Contigo Health was in a loss position which results in an increase to adjusted EBITDA and adjusted EPS when excluding Contigo Health.

Income (loss) before income taxes	$41,101	$(64,352)	$72,948	$59,937
Equity in net (income) loss of unconsolidated affiliates	(514)	(753)	(11,849)	1,639
Interest expense, net	5,375	2,448	10,918	589
Other income, net	(12,202)	(14,913)	(95,765)	(18,500)

Operating income (loss)	33,760	(77,570)	(23,748)	43,665
Depreciation and amortization	19,737	20,497	59,390	61,092
Amortization of purchased intangible assets	9,516	12,280	28,690	37,232
Stock-based compensation	6,200	8,283	16,031	23,671
Acquisition- and disposition-related expenses	3,509	1,092	4,423	8,495
Strategic initiative and restructuring-related expenses	4,100	(61)	6,093	2,969
Operating income from revenues sold to OMNIA	(14,348)	(13,196)	(45,629)	(39,659)
Deferred compensation plan (income) expense	(1,475)	3,889	1,438	7,369
Impairment of assets	6,853	140,053	133,671	140,053
Other reconciling items, net	3,894	(22)	3,905	85

Adjusted EBITDA	$71,746	$95,245	$184,264	$284,972

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$85,665	$102,133	$236,916	$300,052
Performance Services	19,450	26,890	43,522	81,025
Corporate	(33,369)	(33,778)	(96,174)	(96,105)

Adjusted EBITDA	$71,746	$95,245	$184,264	$284,972
Net income (loss) attributable to stockholders	$27,068	$(40,195)	$1,834	$58,868
Net loss (income) from discontinued operations, net of tax	771	303	41,764	(2,756)
Income tax expense (benefit)	13,488	(15,493)	18,232	16,579
Amortization of purchased intangible assets	9,516	12,280	28,690	37,232
Stock-based compensation	6,200	8,283	16,031	23,671
Acquisition- and disposition-related expenses	3,509	1,092	4,423	8,495
Strategic initiative and restructuring-related expenses	4,100	(61)	6,093	2,969

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Operating income from revenues sold to OMNIA	(14,348)	(13,196)	(45,629)	(39,659)
Equity in net (income) loss of unconsolidated affiliates	(514)	(753)	(11,849)	1,639
Other non-operating gains	(13,897)	(11,046)	(76,571)	(11,046)
Impairment of assets	6,853	140,053	133,671	140,053
Other reconciling items, net	8,529	(3,907)	12,270	1,440

Adjusted income before income taxes	51,275	77,360	128,959	237,485
Income tax expense on adjusted income before income taxes	12,306	22,434	30,950	68,871

Adjusted net income	$38,969	$54,926	$98,009	$168,614

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net income (loss) attributable to stockholders	$27,068	$(40,195)	$1,834	$58,868
Net loss (income) from discontinued operations, net of tax	771	303	41,764	(2,756)
Income tax expense (benefit)	13,488	(15,493)	18,232	16,579
Amortization of purchased intangible assets	9,516	12,280	28,690	37,232
Stock-based compensation	6,200	8,283	16,031	23,671
Acquisition- and disposition-related expenses	3,509	1,092	4,423	8,495
Strategic initiative and restructuring-related expenses	4,100	(61)	6,093	2,969
Operating income from revenues sold to OMNIA	(14,348)	(13,196)	(45,629)	(39,659)
Equity in net (income) loss of unconsolidated affiliates	(514)	(753)	(11,849)	1,639
Other non-operating gains	(13,897)	(11,046)	(76,571)	(11,046)
Impairment of assets	6,853	140,053	133,671	140,053
Other reconciling items, net	8,529	(3,907)	12,270	1,440

Adjusted income before income taxes	51,275	77,360	128,959	237,485
Income tax expense on adjusted income before income taxes	12,306	22,434	30,950	68,871

Adjusted net income	$38,969	$54,926	$98,009	$168,614

Weighted average:
Basic weighted average shares outstanding	87,206	111,156	94,168	116,754
Dilutive shares	501	564	514	569

Weighted average shares outstanding - diluted	87,707	111,720	94,682	117,323

Basic earnings (loss) per share attributable to stockholders	$0.31	$(0.36)	$0.02	$0.50
Net loss (income) from discontinued operations, net of tax	0.01	—	0.44	(0.02)
Income tax expense (benefit)	0.15	(0.14)	0.19	0.14
Amortization of purchased intangible assets	0.11	0.11	0.30	0.32
Stock-based compensation	0.07	0.07	0.17	0.20
Acquisition- and disposition-related expenses	0.04	0.01	0.05	0.07
Strategic initiative and restructuring-related expenses	0.05	—	0.06	0.03
Operating income from revenues sold to OMNIA	(0.16)	(0.12)	(0.48)	(0.34)
Equity in net (income) loss of unconsolidated affiliates	(0.01)	(0.01)	(0.13)	0.01
Other non-operating gains	(0.16)	(0.10)	(0.81)	(0.09)
Impairment of assets	0.08	1.26	1.42	1.20
Other reconciling items, net	0.09	(0.03)	0.14	0.01
Impact of corporation taxes	(0.14)	(0.20)	(0.33)	(0.59)

Adjusted earnings per share	$0.44	$0.49	$1.04	$1.44

Add: Loss from Contigo Health (a)	0.02	0.02	0.05	0.06

Adjusted earnings per share excluding Contigo Health	$0.46	$0.51	$1.09	$1.50

(a)	Contigo Health was in a loss position which results in an increase to adjusted EBITDA and adjusted EPS when excluding Contigo Health.

Supplemental Financial Information

Reconciliation of Certain Financial Measures to Adjust for Contigo Health

(Unaudited)

(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2025	2024	2025	2024
Net revenue	$261,382	$286,866	$749,790	$835,763
Less: Contigo Health	(6,118)	(10,477)	(21,809)	(31,261)

Net revenue excluding Contigo Health	$255,264	$276,389	$727,981	$804,502

Adjusted EBITDA	$71,746	$95,245	$184,264	$284,972
Add: Loss from Contigo Health (a)	860	1,106	5,063	5,174

Adjusted EBITDA excluding Contigo Health	$72,606	$96,351	$189,327	$290,146

Adjusted EPS	$0.44	$0.49	$1.04	$1.44
Add: Loss from Contigo Health (a)	0.02	0.02	0.05	0.06

Adjusted EPS excluding Contigo Health	$0.46	$0.51	$1.09	$1.50

(a)	Contigo Health was in a loss position which results in an increase to adjusted EBITDA and adjusted EPS when excluding Contigo Health.